Exhibit (e)(9)
MERIDIAN GOLD INC.
1999 SHARE INCENTIVE PLAN
1. Purpose of the Plan
The purpose of this Meridian Gold Inc. 1999 Share Incentive Plan is to attract, retain and motivate eligible employees (including prospective employees), officers and directors of, and consultants who may perform services for, the Company and its subsidiaries, to compensate them for their contributions to the Company’s long-term growth and development, and to encourage them to acquire a proprietary interest in the success of the Company.
2. Definitions
Unless otherwise defined herein, the following terms used in this Plan have the meaning given to them below:
“Associate” has the meaning given to it in the Securities Act (Ontario), as amended from time to time;
“Award” means an award made pursuant to the Plan as provided in Section 4;
“Award Agreement” means a written document by which each Award is evidenced;
“Board” and “Board of Directors” mean the board of directors of the Company;
“Certificate” means a share certificate (or other appropriate document or indicia of ownership) representing Common Shares of the Company;
“Change of Control” means (a) the acquisition by any individual, entity or group of beneficial ownership of more than 25% of the outstanding voting shares of the Company, (b) upon the individual directors (“Incumbents”) on the board of directors on the Date of Grant ceasing to constitute a majority of the board (save and except that for the purposes hereof, any individual(s) elected or appointed as directors whose nomination is approved by a majority of the Incumbent Directors shall be considered to be an Incumbent), or (c) the consummation of a corporate merger, amalgamation, or arrangement or the sale or disposition of substantially all of the assets of the Corporation which the Committee determines has or will result in a change of control of the Company;
“Code” means the United States Internal Revenue Code of 1986, as amended from time to time;
“Committee” means the compensation committee appointed by the Board of Directors to administer this Plan. All references in this Plan to the Committee means the Board of Directors if no such compensation committee has been appointed;
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“Common Shares” means the Common Shares of the Company or, in the event of an adjustment contemplated in Section 15, such other shares to which a Participant may be entitled as a result of such adjustment;
“Company” means Meridian Gold Inc., any successor of it, and where the context so requires, any subsidiary of Meridian Gold Inc.;
“Consultant” means an individual, other than an Employee or an Officer of the Company, that:
(i)	is engaged to provide ongoing consulting, technical, management or other services on a bona fide basis to the Company or to a subsidiary of the Company under a Consulting Contract; and

(ii)	in the reasonable opinion of the Company, spends or will spend a significant amount of time and attention on the affairs and business of the Company or a subsidiary of the Company;
“Consulting Contract” means a written contract between a Consultant (or a company or partnership of which the individual Consultant is an employee or a shareholder or partner) and the Company or a subsidiary of the Company, governing the terms with respect to the provision of the Consultant’s services to the Company;
“Date of Grant” means the date a Participant is granted an Option;
“Director” means a person occupying the position of director on the Board of Directors;
“Disability” for purposes of this Plan means permanent and total disability as determined in the sole discretion of the Committee;
“Employee” means a full time permanent or contract employee of the Company or a subsidiary of the Company;
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time;
“Exercise Date” means the date the Company receives from a Participant a completed notice of exercise contemplated by Section 8(d), together with payment for the Option Shares being purchased;
“Fair Market Value” means, with respect to a Common Share on any day, the weighted average trading price of the Common Shares on the TSX for the previous five days prior to the date in question, provided that, if no sales of Common Shares were made on the TSX on such dates, the weighted average trading price of the Common Shares as reported for the five most recent preceding days on which sales of Common Shares were made on the TSX;
“Incentive Stock Option” has the meaning given to it in Section 8(e);
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“Insider” means:
(i)	an insider of the Company as defined in the Securities Act (Ontario), as amended from time to time, other than a person who falls within such definition solely by virtue of being a director or senior officer of a subsidiary of the Company; and

(ii)	an Associate of any person who is an insider by virtue of clause (i) of this definition;
“Market Price” has the meaning given to it in the Regulation to the Securities Act (Ontario), as amended from time to time;
“NYSE” means the New York Stock Exchange;
“Officer” means an officer as defined by the Securities Act (Ontario), as amended from time to time, of the Company or its subsidiaries;
“Option” means a non-assignable, non-transferable right to purchase Common Shares granted pursuant to this Plan;
“Option Period” means the period set forth in Section 8(a) during which a Participant may purchase Option Shares (provided, however, that the Option Period may not exceed ten years from the relevant Date of Grant);
“Option Price” means the price per share at which a Participant may purchase Option Shares as fixed by the Committee;
“Option Shares” means the Common Shares which a Participant is entitled to purchase pursuant to Options granted pursuant to this Plan;
“Participants” means Directors, Officers, Employees, and Consultants;
“Plan” means this 1999 Share Incentive Plan, as amended from time to time;
“Policy” means the Revised Policy of the Toronto Stock Exchange on Listed Company Share Incentive Arrangements;
“Restricted Officers” means the Chief Executive Officer of the Company and the four highest compensated officers (other than the Chief Executive Officer) as defined in (United States) Treasury Regulation 1.1 62-27(c)(2); and
“TSX” means The Toronto Stock Exchange.
3. Eligibility
Participation in this Plan shall be limited to Participants who are designated from time to time by the Committee. Participation shall be voluntary and the extent to which any Participant shall be entitled to participate in this Plan shall be determined by the Committee.
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4. Types of Awards Under Plan
Awards under the Plan may be made in the form of (a) Options, (b) share appreciation rights, (c) restricted shares, (d) restricted share units, (e) performance shares and share units, and (f) other equity-based or equity-related awards that the Committee determines to be consistent with the purpose of the Plan and the interests of the Company.
5. Number of Common Shares Available for Awards
(a)	The aggregate number of Common Shares which may be reserved for issuance pursuant to Options and share appreciation rights granted under this Plan shall not exceed (i) 8,200,000 Common Shares, minus (ii) the number of Common Shares which may be issued on the exercise of options granted under the Company’s 1996 Stock Option Plan.

(b)	The aggregate number of Common Shares which may be reserved for issuance pursuant to Awards other than Options and share appreciation rights granted under this Plan shall not exceed 1,750,000 Common Shares.

(c)	The aggregate number of Common Shares which may be reserved for issuance pursuant to Awards granted under this Plan to all of the Directors as a group shall not exceed 100,000 during any one year period.

(d)	If, for any reason, any Common Shares subject to issuance under this Plan or the Company’s 1996 Stock Option Plan are not issued for reasons including, but not limited to, expiration or cancellation as provided for herein, such Common Shares shall again become available for grant under this Plan.

(e)	The following restrictions shall also apply to this Plan, together with all other plans or stock option agreements of the Company:
(i)	the aggregate number of Common Shares reserved for issuance pursuant to Awards that provide for an option to purchase Common Shares from treasury granted to Insiders shall not exceed 10% of the Outstanding Issue;

(ii)	Insiders shall not be issued, within any one year period, a number of Common Shares pursuant to Awards which exceeds 10% of the Outstanding Issue;

(iii)	no Insider together with such Insider’s Associates shall be issued, within any one year period, a number of Common Shares pursuant to Awards which exceeds 5% of the Outstanding Issue; and

(iv)	the number of Common Shares reserved for issuance pursuant to Awards that provide for an option to purchase Common Shares from treasury to any one Participant shall not exceed 5% of the Outstanding Issue.
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For purposes of this section, the term “Outstanding Issue” shall have the meaning ascribed to it in the Policy. In addition, for purposes of clauses (ii) and (iii) above, “Outstanding Issue” shall be determined on the basis of the number of shares that are outstanding immediately prior to the share issuance in question, excluding shares issued pursuant to share compensation arrangements over the preceding one-year period.
6. Agreements Evidencing Awards
Each Award granted under the Plan (except an Award of unrestricted Common Shares) shall be evidenced by a written document which shall contain such provisions and conditions as the Committee in its discretion deems appropriate. The Committee may grant Awards in tandem with or, subject to pre-clearance with the TSX, in substitution for any other Award or Awards granted under this Plan or any award granted under any other plan of the Company. By accepting an Award pursuant to the Plan, a Participant thereby agrees that the Award shall be subject to all of the terms and conditions of the Plan and the applicable Award Agreement.
7. No Rights as a Shareholder
No Participant shall have any of the rights of a shareholder of the Company with respect to shares subject to such Award until the issuance of a Certificate for such shares. Except as otherwise provided in Section 15, no adjustments shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such Certificate is issued.
8. Options, Price, Vesting, Payment, Termination and Incentive Stock Options
(a)	The Committee shall advise each Participant of the number of Option Shares that such Participant is entitled to purchase, the Option Price, the Option Period (which may not exceed ten years from the relevant Date of Grant) and the vesting schedule.

(b)	The Committee shall fix the Option Price in its discretion, provided that:
(i)	the Option Price shall be fixed by the Committee in Canadian or U.S. dollars;

(ii)	if the Option Price is fixed in Canadian dollars, it shall be no less than the closing price of the Common Shares on the TSX on the trading day prior to the Date of Grant;

(iii)	if the Option Price is fixed in U.S. dollars, it shall be no less than the closing price of the Common Shares on the NYSE on the trading day prior to the Date of Grant;

(iv)	if the Common Shares are not listed on the TSX or the NYSE, the Option Price shall be determined based upon the trading prices of the Common Shares on any stock exchange in Canada or the United States on which the Common Shares are then listed; and
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(v)	if the Common Shares are not listed on any stock exchange in Canada or the United States, the Option Price shall be determined by the Committee in its sole discretion.
(c)	At the time of grant, the Committee may determine when an Option will become exercisable and may determine that the Option shall be exercisable in instalments on such terms as to vesting or otherwise as the Committee deems advisable. Unless otherwise determined by the Committee, Options will vest, as to one third of the Options granted, on each of the first, second and third anniversaries of the Date of Grant, provided that the Participant is an Employee, Officer, Director or Consultant at the time of vesting.

(d)	A Participant may from time to time and at any time during the Option Period, elect to purchase all or a portion of the Option Shares which such Participant is then entitled to purchase by delivering to the Company at its registered office, a notice in writing which shall specify the number of Option Shares that the Participant desires to purchase accompanied by payment in full of the purchase price for such Option Shares. Payment may be made by cash, certified cheque, bank draft or money order, payable to the order of the Company, or if permitted by the Committee, by means of tendering Common Shares valued at the Market Price or as otherwise required by applicable law, or surrendering another Award, subject to pre-clearance with the TSX, or any combination thereof. The Committee may otherwise determine acceptable methods to exercise an Option as it deems appropriate.

(e)	An Option may be in the form of an incentive stock option (“Incentive Stock Option”), which, in addition to being subject to the applicable terms, conditions, and limitations established by the Committee with respect to Options, complies with section 421, 422 and 424 of the Code, and which is so designated in the applicable Award Agreement. No Incentive Stock Option shall be granted more than ten years after the date of this Plan. Incentive Stock Options may be granted only to Participants who are Employees.

(f)	If (X) a Participant’s employment with the Company and any of its subsidiaries terminates, whether for or without cause and whether with or without reasonable notice, or (Y) a Participant who is a Director or Consultant ceases to be a Director or a Consultant, as the case may be, due to:
(i)	(A) normal retirement under the Company’s then existing policies; (B) early retirement at the request of the Company; (C) death; or (D) Disability, then there shall be immediate vesting upon the effective date such employment is terminated or a Participant who is a Director or Consultant ceases to be a Director or Consultant, as the case may be (and not at the date any period of reasonable notice would expire in the case of termination by the Company)(the “Termination Date”) of the Awards that would otherwise have vested in the 12 month period following the Termination Date, and all Awards that would have vested after such 12
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month period following the Termination Date shall expire. All Awards that have vested in such Participant shall be exercisable during the period which is the shorter of: (x) the remainder of the applicable Option Period (or other applicable exercise period); and (y) 180 days after the Termination Date, after which period, such Awards may no longer be exercised; or
(ii)	any reason other than those specified in item (i) (A) to (D), inclusive, then the Awards that have vested (but not yet expired) before the Termination Date shall be exercisable during the period which is the shorter of: (x) the remainder of the applicable Option Period (or other applicable exercise period), and (y) 90 days after the Termination Date, after which period, the Awards may no longer be exercised. Any Awards that have not vested before the Termination Date shall expire on the Termination Date.
9. Share Appreciation Rights
The Committee may grant share appreciation rights to Participants in such amounts and subject to such terms and conditions as the Committee shall determine in its discretion. The grantee of a share appreciation right shall have the right, subject to the terms of the Plan and the applicable Award Agreement, to receive from the Company an amount equal to (a) the excess of the Fair Market Value of a Common Share on the date of exercise of the share appreciation right, over (b) the exercise price of such right as set forth in the Award Agreement, multiplied by (c) the number of Common Shares with respect to which the share appreciation right is exercised. Payment upon exercise of a share appreciation right may be in cash, Common Shares (valued at Fair Market Value), or any combination thereof, all as the Committee shall determine in its discretion.
10. Restricted Shares
The Committee may grant Awards of restricted shares to Participants in such amounts and subject to such terms and conditions as the Committee may determine in its discretion, as follows:
(a)	At the time of the grant, the Committee may determine when a restricted share Award will become vested and may determine that the Award shall be vested in instalments on such terms as the Committee deems advisable. Unless otherwise provided by the Committee, Awards will vest as to one third of the Awards granted, on each of the first, second and third anniversaries of the Date of Grant, provided that the Participant is an Employee, Officer, Director or Consultant at the time of vesting.

(b)	Promptly after a Participant accepts a restricted share Award and executes an Award Agreement, the Company shall issue in the Participant’s name a Certificate for the number of Common Shares granted as restricted shares. Upon the issuance of such Certificate, the Participant shall have the rights of a shareholder with respect to the restricted shares, subject to any restrictions and
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conditions as the Committee in its discretion may include in the applicable Award Agreement. Unless the Committee shall otherwise determine, any Certificate issued evidencing shares of restricted shares shall remain in the possession of the Company or its designated agent until such shares are free of any restrictions specified in the applicable Award Agreement.

(c)	Notwithstanding the restrictions on transfer and assignment of Awards provided in section 17 of this Plan, the Committee at the time of grant may specify the date or dates (which may depend upon or be related to the attainment of performance goals and other conditions) on which the non-transferability of the restricted shares shall lapse.
11. Restricted Share Units
The Committee may grant Awards of restricted share units to Participants in such amounts and subject to such terms and conditions as the Committee shall determine in its discretion. A Participant who is granted a restricted share unit will have only the rights of a general unsecured creditor of the Company until payment of Common Shares, cash or other securities or property is made as specified in the applicable Award Agreement. On the payment date, the Participant of each restricted share unit not previously forfeited under the terms of the applicable Award Agreement shall receive Common Shares, cash, securities or other property equal in value to the Common Shares or a combination thereof, as specified by the Committee.
12. Performance Shares and Performance Share Units
The Committee may grant Awards of performance shares to Participants in the form of (a) Common Shares or (b) performance share units having a value equal to an identical number of Common Shares, in such amounts and subject to such terms and conditions as the Committee shall determine in its discretion. A Participant who is granted a performance share unit will have only the rights of a general unsecured creditor of the Company until payment of Common Shares, cash or other securities or property is made as specified in the applicable Award Agreement. In the event that a Certificate is issued in respect of an Award of performance shares, such Certificate shall be registered in the name of the Participant but shall be held by the Company or its designated agent until the time the performance shares are earned in accordance with the terms of the grant. The Committee shall determine in its sole discretion whether performance shares and performance share units shall be paid in Common Shares, cash, securities or other property, or a combination thereof.
13. Other Stock-Based Awards
The Committee may grant other types of equity-based or equity-related Awards to Participants (including the grant of unrestricted Common Shares) in such amounts and subject to such terms and conditions as the Committee shall in its discretion determine. Such Awards may entail the transfer of actual Common Shares to Participants, or payment in cash or otherwise of amounts based on the value of Common Shares, and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of foreign jurisdictions.
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14. Withholding of Tax
If the Company determines that under the requirements of applicable taxation laws it is obliged to withhold for remittance to a taxing authority any amount as a condition of the issuance of any Common Shares pursuant to any Awards, the Company may, prior to and as a condition of issuing the Common Shares, require the Participant to pay to the Company, in addition to and in the same manner as the purchase price for the Common Shares, such amount as the Company is obliged to remit to such taxing authority in respect of the issuance of the Common Shares. Any such additional payment shall, in any event, be due no later than the date as of which any amount with respect to the issuance of the Common Share exercise must be remitted by the Company to such taxing authority. Payment may be in cash or, with the prior approval of and upon conditions established by the Committee, by withholding or tendering of Common Shares, valued at the closing trading price of the Common Shares on the TSX for the previous day prior to the date in question.
15. Adjustment in Shares
(a)	The number of Common Shares subject to this Plan, the number of Common Shares available under Awards granted, the Option Price, and the exercise price for share appreciation rights and other stock-based Awards shall be adjusted from time to time, in such manner and by such procedure deemed appropriate by the Committee, to reflect adjustments in the number of Common Shares arising as a result of subdivision, stock dividends, consolidations or reclassification of the Common Shares or other relevant changes in the authorized or issued capital of the Company.

(b)	If the Company amalgamates, consolidates with or merges with or into another body corporate, whether by way of amalgamation, statutory arrangement or otherwise (the right to do so being hereby expressly reserved), any Common Share receivable on the exercise of an Award shall be converted into the securities, property or cash which the Participant would have received upon such amalgamation, consolidation or merger if the Participant had exercised his or her Award immediately prior to the effective date of such amalgamation, consolidation or merger and, in the case of Options, the Option Price shall be adjusted appropriately by the Committee and such adjustment shall be binding for all purposes of the Plan.

(c)	In the event of a change in the Company’s currently authorized Common Shares which is limited to a change in the designation thereof, the shares resulting from any such change shall be deemed to be Common Shares within the meaning of the Plan.

(d)	In the event of any other change affecting the Common Shares, such adjustment, if any, shall be made as may be deemed equitable by the Committee to properly reflect such event.
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(e)	No fractional Common Shares shall be issued on the exercise of an Award. Accordingly, if, as a result of any adjustment under this Section, a Participant would become entitled to a fractional Common Share, the Participant shall have the right to acquire only the adjusted number of full Common Shares and no payment or other adjustment will be made with respect to the fractional Common Shares so disregarded.
16. Required Consents
(a)	If the Committee shall at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the issuance of Common Shares or the delivery of any cash, securities or other property under the Plan, or the taking of any other action thereunder (each such action being hereinafter referred to as a “plan action”), then such plan action shall not be taken, in whole or in part, unless and until such consent shall have been effected or obtained to the full satisfaction of the Committee.

(b)	The term “consent” as used herein with respect to any plan action includes (i) any and all listings, registrations or qualifications in respect thereof upon any stock exchange or under any applicable law, rule or regulation, (ii) any and all written agreements and representations by the grantee with respect to the disposition of shares, or with respect to any other matter, which the Committee shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made and (iii) any and all other consents, clearances and approvals in respect of a plan action by any governmental or other regulatory body or any stock exchange or self-regulatory agency having jurisdiction.
17. Transfer and Assignment
Except to the extent otherwise provided in the applicable Award Agreement, no Award or right granted to any person under the Plan shall be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of (including through the use of any cash-settled instrument) other than by will or by the laws of descent and distribution, and all such Awards and rights shall be exercisable during the life of the grantee only by the grantee or the grantee’s legal representative. Notwithstanding the immediately preceding sentence, the Committee may permit, under such terms and conditions that it deems appropriate in its sole discretion, a grantee to transfer any Award (other than Options) to any person or entity that the Committee so determines.
18. Employment and Board Position Non-Contractual
The granting of an Award to a Participant under this Plan does not confer upon the Participant any right to continue as an Employee, Officer, Consultant or as a Director, as the case may be, nor does it interfere in any way with the right of the Participant or the Company to terminate the
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Participant’s employment or a Consulting Contract at any time, or the shareholders’ right to elect or remove Directors.
19. Code Section 162(m) Provisions Applicable to Restricted Officers
Awards under this Plan to Restricted Officers are intended to come within the exception to the non-deductibility of compensation exceeding $1,000,000 for qualified performance-based compensation under Treasury Regulation 1.162-27(e), unless otherwise provided in the Award Agreement. Any ambiguities or inconsistencies in the construction of this Plan shall be interpreted to give effect to this intention, and if any provision of the Plan is found not to be in compliance with such Regulation, such provision shall be null and void to the extent required to permit the Award to be considered qualified performance-based compensation. Therefore, notwithstanding anything in this Plan to the contrary, the requirements of Treasury Regulation Section 1.162-27(e) for qualified performance-based compensation further limits Awards intended to meet the requirements of Code Section 162(m).
20. Administration of Plan
(a)	This Plan shall be administered by the Committee. The Committee shall have the power and authority to exercise all of the powers granted to it under the Plan, construe, interpret and implement the Plan and any Award Agreements, prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations, make all determinations necessary or advisable in administering the Plan, correct any defect, supply any omission and reconcile any inconsistency in the Plan, amend the Plan to reflect changes in applicable law, subject to pre-clearance with the TSX, unless otherwise provided in any Award Agreement with respect to a particular Award, and subject to pre-clearance with the TSX, amend the Award Agreement in any respect, including, without limitation, to accelerate the time or times at which the Award becomes unrestricted or may be exercised, waive or amend any goals, restrictions or conditions set forth in the Award Agreement, or impose new goals, restrictions and conditions, or reflect a change in the grantee’s circumstances (eg., a change to part-time employment status), provided such amendment is not adverse to the Participant holding such Award, or consented to by such Participant, determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Common Shares, other securities, other Awards (subject to preclearance with the TSX) or other property, or cancelled, forfeited or suspended, Common Shares, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee, and Awards shall be settled by the Company or any of its subsidiaries.

(b)	Any determination by the Committee shall be final and conclusive on all persons affected thereby unless otherwise determined by the Board of Directors.

(c)	The day-to-day administration of this Plan may be delegated to such Officers and Employees as the Committee shall determine.
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(d)	To the extent required for transactions under the Plan to qualify for the exemptions available under Rule 1 6b-3 promulgated under the Exchange Act, all actions relating to Awards to persons subject to Section 16 of the Exchange Act shall be taken by the Board or a committee or subcommittee of the Board composed of two or more members, each of whom is a “non-employee director” within the meaning of Exchange Act Rule 1 6b-3. To the extent required for compensation realized from Awards under the Plan to be deductible by the Company pursuant to Section 162(m) of the Code, such Awards may be granted by a committee or subcommittee of the Board composed of two or more members, each of whom is an “outside director” within the meaning of Code Section 162(m).
21. Change of Control
Upon a Change of Control, anything in this Plan to the contrary notwithstanding, every Award granted hereunder shall immediately become exercisable.
22. Notices
All written notices to be given by the Participant to the Company may be delivered personally or by registered mail, postage prepaid, addressed as follows:
Meridian Gold Inc.
Suite 200
9670 Gateway Drive
Reno, NV 89521-8997
Attention: Chief Financial Officer
Any notice given by the Participant pursuant to the terms of the Option shall not be effective until actually received by the Company at the above address. Any notice to be given to the Participant shall be sufficiently given if delivered personally or by postage prepaid mail to the last address of the Participant on the records of the Company and shall be effective seven days after mailing.
23. Corporate Action
Nothing contained in this Plan or any Award granted shall be construed so as to prevent the Company or any subsidiary of the Company from taking corporate action which is deemed by the Company or the subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on this Plan or on any Award granted.
24. Amendments
The Board of Directors shall have the right, in its sole discretion, to alter, amend or discontinue this Plan from time to time and at any time. No such amendment or discontinuation may, without the consent of a Participant, alter or impair such Participant’s rights or increase such Participant’s obligations with respect to an Award previously granted. Any amendment to this
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Plan is subject to the prior approval of applicable securities regulatory authorities and may require the approval of the Company’s shareholders.
25. Governing Law
This Plan is established under the laws of Ontario and the rights of all parties and the construction and effect of each provision of this Plan shall be according to the laws of Ontario and the laws of Canada applicable in Ontario.
26. Government Regulation
The Company’s obligation to issue and deliver Common Shares under any Award is subject to:
(a)	the satisfaction of all requirements under applicable securities law in respect thereof and obtaining all regulatory approvals as the Company shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

(b)	the admission of such Common Shares to listing on any stock exchange in Canada or the United States on which Common Shares may then be listed; and

(c)	the receipt from the Participant of such representations, agreements and undertakings as to future dealings in such Common Shares as the Company determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.
In this connection, the Company shall take all reasonable steps to obtain such approvals and registrations as may be necessary for the issuance of such Common Shares in compliance with applicable securities laws and for the listing of such Common Shares on a stock exchange in Canada or the United States on which the Common Shares are then listed.
Approvals
This Plan shall be subject to shareholder approval and acceptance by the TSX in compliance with all conditions imposed by the TSX. Any Awards granted prior to such acceptance shall be conditional upon such acceptance being given and any conditions complied with and no Options may be exercised unless such acceptance is given and such conditions are complied with.
DATED July 25, 2006
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